Exhibit 3.37

FILED - Oklahoma Secretary of State #1912329139 09/22/2011 15:08
09/22/2011 02:36 PM OKLAHOMA SECRETARY OF STATE
SOS
17715310002
CERTIFICATE OF CORRECTION OF
SERCEL GRC, INC.
TO: THE OKLAHOMA SECRETARY OF STATE 101 State Capitol Building 2400 N. Lincoln Boulevard Oklahoma City, OK 73105
The undersigned, for the purpose of filing a certificate of incorporation for an Oklahoma corporation pursuant to 18 Okla. Stat. § 1007(f), does hereby execute the following certificate:
1. The name of the corporation: Sercel GRC, Inc.
2. The name of title of the instrument being corrected: Certificate of Incorporation of Sercel GRC, Inc.
3. The date that the instrument being corrected was filed: September 21, 2011.
4. The inaccuracy or defect to be corrected is as follows: the name of the Corporation should accurately be Sercel Acquisition Corp.
5. The Certificate of Incorporation of Sercel GRC, Inc. is hereby corrected to read as follows: Certificate of Incorporation of Sercel Acquisition Corp.
IN WITNESS WHEREOF, this Certificate of Correction has been executed on the 22nd day of September, 2011, by the undersigned.
INCORPORATOR:
/s/ Jeffrey C. Rambach
Jeffrey C. Rambach
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